Shareholders Agreement

         AGREEMENT made as of this ___ day of June, 2004 by and between Matrix Design, Inc. ("Matrix")and DermaPlus Investors LLC ("DermaPlus") and sometimes hereinafter referred to individually as "Stockholder" and collectively as "Stockholders"

                                    WITNESSTH

WHEREAS,  Matrix  and  DermaPlus  each own  2,000,000  shares  of  common  stock
("Shares") of DermaPlus, Inc., a Delaware corporation (the "Company") and at present the only shareholders of the Company; and

WHEREAS, Matrix and DermaPlus want to provide for the joint election of directors and the orderly sale of their shares upon receipt of an offer from a third party.

NOW THEREFORE, Matrix and DermaPlus, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be bound do hereby covenant and agree as follows:

                                    ARTICLE I

                       RESTRICTIONS ON TRANSFER; RIGHT OF
                                  FIRST REFUSAL

      2.1 Transfer Restrictions. No Stockholder shall directly or indirectly sell, assign, pledge or encumber or otherwise transfer (a "Transfer") to any person any Shares held by such Stockholder unless such Stockholder has complied with all of the provisions of this Section 1, as well as any other applicable provisions of this Agreement. Any purported sale, assignment, pledge, encumbrance or other transfer in violation of this Section 1 shall be void ab initio and ineffectual and shall not operate to transfer any interest or title to the purported transferee or assignee. The foregoing to the contrary notwithstanding, DermaPlus may pledge and/or transfer up to 1,400,000 Shares to Wellington Matrix Investors LLC without offering the Shares to the Company or Matrix as provided for herein, provided that in the event of transfer, Wellington Matrix Investors LLC executes this Shareholders Agreement and agrees to be bound hereby.

      2.2 Right of First Refusal.

            (A) Transfer Notice. If at any time a Stockholder proposes to Transfer Shares to one or more third parties pursuant to an understanding with such third parties, then such Stockholder shall give the Company and each other Stockholder written notice of the Stockholder's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Shares to be transferred ("Offered Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made (including a description of any expenses a Stockholder exercising its purchase option under this Section 1.2 would be required to bear or any indemnification such holder would be required to provide pursuant to subsection 1.3e of this Agreement). The Transfer Notice shall certify that the Stockholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

            (B) Company's Option. The Company shall have an option for a period of twenty (20) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Shares by notifying the Stockholder in writing before expiration of such twenty (20) day period as to the number of such Offered Shares which it wishes to purchase. If the Company gives the Stockholder notice that it desires to purchase some or all of the Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) days after the Company's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 1.2(e). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 1.2(b) within the period provided, the Offered Shares shall be subject to the options granted to the other Stockholder pursuant to this Agreement.

            (C) Additional Transfer Notice. Subject to the Company's right set forth in Section 1.2(b), if at any time a Stockholder proposes a Transfer, then, after the Company has declined to purchase all, or a portion of, the Offered Shares, the Stockholder shall give the other Stockholder an "Additional Transfer Notice" which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the "Remaining Shares") and briefly describe the Stockholder's rights of first refusal and co-sale rights with respect to the proposed Transfer.

            (D) The Stockholder's Option. Said Stockholder shall have an option for a period of thirty (30) days from such Stockholder's receipt of the Additional Transfer Notice from the transferring Stockholder set forth in
Section 1.2(c) to elect to purchase its Proportionate Share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Stockholder may exercise such purchase option and, thereby, purchase all or any portion of the Shares by notifying the transferring Stockholder and the Company in writing, before expiration of the thirty (30) day period as to the number of such shares which he, she or it wishes to purchase.

            (E) Valuation of Property. Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the other Stockholder) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the transferring Stockholder and the Company (or the other Stockholder) cannot agree on such cash value within ten
(10) days after the Company's receipt of the Transfer Notice (or the other Stockholders' receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Stockholder and the Company (or the other Stockholder) or, if they cannot agree on an appraiser within twenty (20) days after the Company's receipt of the Transfer Notice (or the other Stockholders' receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the transferring Stockholder and the Company (or the other Stockholder), with half of the cost borne by the Company and the cost borne pro rata by each Stockholder based on the number of shares such parties were interested in purchasing pursuant to this Section 1. The transferring Stockholder may elect, either before or after an appraisal has been completed, to withdraw its offer to make a Transfer, in which event all options to purchase under this Section 1.2 shall be null and void as to such withdrawn Transfer; provided however that in such event, the transferring Stockholder shall bear all the costs of the appraisal, if any, including any costs associated with the selection and retention of appraiser(s). If the time for the closing of the Company's purchase or the other Stockholders' purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this subsection.

      2.3 Right of Co-Sale.

            (A) To the extent the Company and the other Stockholders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 1.2 and the transferring Shareholder intends to sell at least 60% of its Shares, then each non-exercising Stockholder (a "Selling Stockholder" for purposes of this Section 1.3) which notifies the transferring Stockholder in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 1.2(a), shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the
Transfer Notice. Such Selling Stockholder's notice to the transferring Stockholder shall indicate the number of shares of Shares the Selling Stockholder wishes to sell under his, her or its right to participate. To the extent one or more of the Selling Stockholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Shares that the transferring Stockholder may sell in the Transfer shall be correspondingly reduced.

            (B) Each Selling Stockholder may sell all or any part of that number of shares of Shares equal to the product obtained by multiplying (i) the aggregate number of shares of Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by the Selling Stockholder on the date of the Transfer Notice and the denominator of which is the sum of total number of shares of Common Stock owned by the transferring Stockholder and the total number of shares of Common Stock owned by all of the Selling Stockholders on the date of the Transfer Notice.

            (C) Each Selling Stockholder shall effect its participation in the sale by promptly delivering to the transferring Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                  (I) the type and number of shares of Shares which such Selling Stockholder elects to sell; or

                  (II) that number of shares of Equities Securities which are at such time convertible into the number of shares of Common Stock which such Selling Stockholder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Shares in lieu of Common Stock, such Selling Stockholder shall convert such Shares into Common Stock and deliver Common Stock as provided in this Section 1.3. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

            (D) The stock certificate or certificates that the Selling Stockholder delivers to the transferring Stockholder pursuant to Section 1.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice, and the transferring Stockholder shall concurrently therewith remit to such Selling Stockholder that portion of the sale proceeds to which such Selling Stockholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Selling Stockholder exercising its rights of co-sale hereunder, the transferring Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the transferring Stockholder shall purchase such shares or other securities from such Selling Stockholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

            (E) Each Selling Stockholder participating in a Transfer pursuant to this Section 1.3 shall pay its pro rata share (based on the total number of shares to be sold) of the expenses incurred in connection with such sale and shall be obligated to join on a pro rata basis (based on the total number of shares to be sold) in any indemnification or other obligations that the transferring Stockholder originating the sale agrees to provide in connection with such sale (other than any such obligations that relate specifically to a particular transferring Stockholder such as indemnification with respect to representations and warranties given by the transferring Stockholder regarding the transferring Stockholder's title to and ownership of the shares being sold), provided, however, that the no Selling Stockholder shall be obligated in connection with such sale to agree to indemnify or hold harmless the purchasers with respect to an amount in excess of the net cash proceeds paid to such Selling Stockholder in connection with such sale.

      2.4 [RESERVED]

      2.5 Non-Exercise of Rights. To the extent that the Company and the other Stockholders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 1.2 and the Investor Stockholders have not exercised their rights to participate in the sale of the Offered Shares or the Remaining Shares within the time periods specified in Section 1.3, the transferring Stockholder shall have a period of forty-five (45) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified therein. The third-party transferee(s) before acquiring such shares must execute a written instrument in form and substance satisfactory to the Company, agreeing to be bound by the terms of this Agreement, including the rights of first refusal, co-sale and other rights described in this Section 4, as applicable. In the event the transferring Stockholder does not consummate the sale or disposition of such shares within the forty-five (45) day period from the expiration of these rights, the first refusal rights and co-sale rights provided in the foregoing sections of this
Section 1 shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares, as the case may be, by the transferor until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights of the Company and the Stockholders under this Section 4 to purchase Shares from the transferor or participate in sales of Shares by the transferor shall not adversely affect their rights to make subsequent purchases from the transferor of Shares or subsequently participate in sales of Shares by the transferor as provided in this Section 1.

      2.6 Limitations to Rights of Refusal and Co-Sale.

            (A) Notwithstanding the provisions of Sections 1.1 through 1.3 of this Agreement, each Stockholder may sell, transfer or otherwise assign, with or without consideration, Shares to: any spouse or member of such Stockholder's immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Stockholder's spouse or members of the Stockholder's immediate family, or to a trust for the Stockholder's own self, or a charitable remainder trust, or to an entity that is controlled by the Stockholder and one or more members of the Stockholder's immediate family; provided, each such transferee or assignee referred to in this
Section 1.6(a), prior to the completion of such sale, transfer or assignment, shall have executed documents assuming the obligations of a transferring Stockholder under this Agreement with respect to the transferred securities.

            (B) Notwithstanding the provisions of Sections 1.1 and 1.5 of this Agreement, each Investor Stockholder may sell, transfer or otherwise assign, with or without consideration, Shares to: its partners or former partners in accordance with their partnership interests if such Investor Stockholder is a partnership; or to its members or former members in accordance with their membership interests if such Investor Stockholder is a limited liability company; or to its shareholders or former shareholders if such Investor
Stockholder is a corporation; or to family members or a trust or limited partnership for the benefit of an individual or family member thereof if such Investor Stockholder is an individual; or to any subsidiary of affiliate of such Investor Stockholder; provided, further, that each such transferee or assignee referred to in this Section 1.6(b), prior to the completion of such sale, transfer or assignment, shall have executed documents assuming the obligations of the Investor Stockholder under this Agreement with respect to the transferred securities.

      2.7 Prohibited Transfers.

            (A) In the event a transferring Stockholder should sell any Shares in contravention of the co-sale rights of the Investor Stockholders under
Section 1.3 (a "Prohibited Transfer"), the other Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such transferor shall be bound by the applicable provisions of such option.

            (B) In the event of a Prohibited Transfer, each Investor Stockholder shall have the right to sell to the transferor the type and number of shares of Shares equal to the number of shares each Investor Stockholder would have been entitled to transfer to the third-party transferee(s) under Section 1.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                  (I) The price per share at which the Shares are to be sold to the transferor shall be equal to the price per share paid by the third-party transferee(s) to the transferor in the Prohibited Transfer. The transferor shall also reimburse each Investor Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor Stockholder's rights under Section 4 of this Agreement.

                  (II) Within sixty (60) days after the later of the dates on which the Investor Stockholder (A) received notice of the Prohibited Transfer or
(B) otherwise become aware of the Prohibited Transfer, each Investor Stockholder shall, if exercising the option created hereby, deliver to the transferor the certificate or certificates representing Shares to be sold, each certificate to be properly endorsed for transfer.

                  (III) The transferor shall, upon receipt of the certificate or certificates for the Shares to be sold by an Investor Stockholder, pursuant to this Section 1.7, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 1.7(b)(i), in cash or by other means acceptable to the Investor Stockholder.

            (C) Notwithstanding the foregoing, any attempt by a Stockholder to transfer Shares in violation of Sections 1.2 through 1.6 hereof, as applicable, shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares.

      2.8 Unlocking Provisions.

            (A) If the Company shall receive a bona fide offer from a third party to purchase all or substantially all of the issued and outstanding capital stock of the Company or all or substantially all of the assets of the Company, whether by merger, share exchange, purchase or otherwise (a "Company Offer"), the Company promptly shall provide written notice thereof to the Stockholders. In the event the Board of Directors of the Company determines not to accept such Company Offer by majority vote within ninety (90) days after its receipt, or the stockholders of the Company (or any class if a class vote is required) thereafter determine not to accept such Company Offer whether by majority vote at the stockholders' meeting called for such purpose or by written consent within ninety (90) days thereafter or otherwise, then, upon receipt by the Company of the written consent of the holders more than fifty percent (50%) of the shares of Common Stock then held by the Investor Stockholders, each of the Investor Stockholders shall have the right and option, by written consent or agreement of such Investor Stockholder delivered to the Company, to cause the Company to purchase all of the then outstanding shares of Common Stock held by such Investor Stockholder upon the same terms and conditions as the Company Offer. Thereafter, within sixty (60) days of the date specified in such written consent or agreement, the Company shall either (i) purchase all of such outstanding shares of Common Stock upon the terms and conditions of the Company Offer or (ii) accept the Company Offer. If the Company cannot for any reason purchase all of such outstanding shares of Common Stock under clause (i) of the immediately preceding sentence, then it shall accept the Company Offer (provided that the parties hereto understand that any stockholders of the Company not parties to this Agreement are not bound by this Agreement). If the Company Offer is not consummated for any reason, then the provisions of this Section 1.8 shall similarly apply to each successive Company Offer.

            If the consideration, terms or other conditions of the Company Offer are not all cash or are such that the Company may not reasonably furnish the same consideration, terms or conditions, then the Company may purchase the shares of Common Stock held by the Investor Stockholders for a reasonable equivalent in cash and upon such other reasonably equivalent terms and conditions. If the parties cannot agree within thirty (30) days on a reasonable equivalent in cash and other terms and conditions, an independent appraiser reasonably acceptable to the Stockholders shall be designated by the Company within ten (10) business days after notice is given by either the Company or the Investor Stockholders that such thirty (30) day period has expired. Such independent appraiser shall promptly determine the value in cash of such consideration and other terms and conditions and such appraiser's determination shall be final and binding. The fees and expenses of such appraiser shall be borne by the Company.

            (B) At any time and from time to time after __________, 200__, upon receipt by the Company from the holder or holders of more than fifty percent (50%) of the outstanding shares of Common Stock then held by the Investor Stockholders of a written demand therefor, the Company shall conduct an auction for the sale of or otherwise sell the Company (whether by merger, sale of all or substantially all of the assets of the Company or otherwise). Such auction shall be conducted in a commercially reasonable manner in order to attain the highest price per share for holders of the Company's capital stock in such sale. The Company shall use its best efforts to consummate such sale on terms and conditions reasonably satisfactory to the Investor Stockholders. Nothing herein shall be construed so as to limit the ability of any of the then existing Investor Stockholders of the Company or their affiliates from being entitled to participate in the auction as a purchaser.

                                   ARTICLE II
                              ELECTION OF DIRECTORS

      2.1 Each Stockholder agrees to vote all of such person's Shares and take all other actions reasonably necessary to ensure that two (2) directors of the Company are the designees of Matrix (the "Matrix Directors") and that two (2) directors of the Company are the designees of the DermaPlus (the "DermaPlus Directors"). The fifth director shall be chosen by the elected directors until such time as the Matrix and DermaPlus (and its permitted transferee) own collectively less than 50% of the issued and outstanding shares of common stock entitled to vote for directors. Upon the occurance of this event the parties hereto shall be free to vote for any candidate for Director without regard to the nominating party.

      2.2 The Company will pay the reasonable expenses incurred by each of the directors in attending meetings of the board or of committees thereof, in connection with attending such meetings. So long as any directors designated pursuant to this Section 2 serves as a director of the Company and for three (3) years thereafter, the Company shall maintain directors' and officers' liability insurance coverage in amounts appropriate for a company of this size and nature, provided however that the Board of Directors may waive this provision for any period by unanimous vote. The Company's Certificate and Bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted by applicable law.

      2.3 The provisions of this Section 2 shall be binding upon, and inure to the benefit of, the successors in interest of the Stockholders to any of the shares of Common Stock held by the Stockholders and references to the "Stockholders" herein shall be deemed to also refer to their respective successors in interest. The Company shall not permit the transfer of any shares of Common Stock on its books or issue a new certificate representing any shares of Common Stock unless and until the person to whom such security is to be transferred shall have executed an agreement or instrument pursuant to which such person agrees to be bound by all the provisions of this Section 2, in addition to any other requirements contained in this Agreement. The shares of Common Stock shall an appropriate legend to reflect these restrictions, in addition to any other legends required hereunder or by other applicable law.

Agreed to and executed as of the date first above written.

Matrix Design, Inc.                          DermaPlus Investors LLC



By:                                          By:
   ---------------------------------            --------------------------------
         Its President                              Its Manager